Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

APERTURE AC,

as SPAC,

AP OCEAN MERGER SUB, INC.,
as Merger Sub,

ATLANTIC HPC GROUP INC,
as the Company,

APERTURE SPONSOR LLC,
in the capacity as the SPAC Representative,

and

AHPC HOLDING LLC,
in the capacity as the Seller Representative.

Dated as of September 10, 2026

ARTICLE I. MERGER	3

1.1. The Merger	3
1.2. Effective Time	3
1.3. Effect of the Merger	3
1.4. Governing Documents	3
1.5. Directors and Officers of the Surviving Subsidiary	4
1.6. Domestication of SPAC	4
1.7. Merger Consideration	4
1.8. Effect of Merger on Issued Securities of the Company and Merger Sub	4
1.9. Tax Consequences	5
1.10. Surrender of Company Securities and Disbursement of Merger Consideration	5
1.11. Earnout	7
1.12. Taking of Necessary Action; Further Action	10
1.13. Appraisal and Dissenter’s Rights	11

ARTICLE II. CLOSING	11

2.1. Closing	11

ARTICLE III. representations and warranties of SPAC	12

3.1. Organization and Standing	12
3.2. Authorization; Binding Agreement	12
3.3. Governmental Approvals	13
3.4. Non-Contravention	13
3.5. Capitalization	13
3.6. SEC Filings and SPAC Financials	14
3.7. Absence of Certain Changes	15
3.8. Compliance with Laws	15
3.9. Actions; Orders; Permits	15
3.10. Taxes and Returns	16
3.11. Employees and Employee Benefit Plans	16
3.12. Properties	16
3.13. Material Contracts	16
3.14. Transactions with Affiliates	17
3.15. Merger Sub Activities	17
3.16. Investment Company Act	17
3.17. Finders and Brokers	17
3.18. Certain Business Practices	17
3.19. SPAC Trust Account	18
3.20. Insurance	18
3.21. Books and Records	19
3.22. Exclusivity of Representations	19
3.23. Information Supplied	19

Article IV. representations and warranties of THE COMPANY	20

4.1. Organization and Standing	20
4.2. Authorization; Binding Agreement	20
4.3. Capitalization	21
4.4. Subsidiaries	22
4.5. Governmental Approvals	22
4.6. Non-Contravention	22
4.7. Financial Statements	23

i

4.8. Absence of Certain Changes	24
4.9. Compliance with Laws	24
4.10. Company Permits	24
4.11. Litigation	25
4.12. Material Contracts	25
4.13. Intellectual Property	27
4.14. Taxes and Returns	29
4.15. Real and Personal Property	30
4.16. Title to and Sufficiency of Assets	31
4.17. Employee Matters	31
4.18. Benefit Plans	33
4.19. Environmental Matters	35
4.20. Transactions with Related Persons	37
4.21. Insurance	37
4.22. Books and Records	37
4.23. Top Customers and Suppliers	37
4.24 Certain Business Practices	38
4.25 Privacy and Data Security	39
4.26. Investment Company Act	39
4.27. Finders and Brokers	40
4.28. Exclusivity of Representations	40
4.29. Information Supplied	40

ARTICLE V. COVENANTS	41

5.1. Access and Information	41
5.2. Conduct of Business of the Company	41
5.3. Conduct of Business of SPAC	44
5.4. Annual and Interim Financial Statements	46
5.5. SPAC Public Filings	47
5.6. No Solicitation	47
5.7. No Trading	48
5.8. Notification of Certain Matters	48
5.9. Efforts	49
5.10. Tax Matters	50
5.11. Further Assurances	51
5.12. The Registration Statement	51
5.13. Company Stockholder Approval	53
5.14. Public Announcements	53
5.15. Confidential Information	54
5.16. Documents and Information	55
5.17. Post-Closing Board of Directors and Executive Officers	55
5.18. Indemnification of Directors and Officers; Tail Insurance	55
5.19. Trust Account Proceeds	56
5.20. Transaction Financing	56
5.21. Related Party Arrangements	56
5.22. Certain Ancillary Documents	57
5.23. Corporate Governance and Due Diligence Matters	57

Article VI. Closing conditions	57

6.1. Conditions of Each Party’s Obligations	57
6.2. Conditions to Obligations of the Company	58
6.3. Conditions to Obligations of SPAC	59
6.4. Frustration of Conditions	60

ii

Article VII. TERMINATION AND EXPENSES	61

7.1. Termination	61
7.2. Effect of Termination	62
7.3. Fees and Expenses	62
7.4. Survival	63

Article VIII. WAIVERS and releases	63

8.1. Waiver of Claims Against Trust	63

Article IX. MISCELLANEOUS	64

9.1. Notices	64
9.2. Binding Effect; Assignment	65
9.3. Third Parties	65
9.4. Governing Law; Jurisdiction	65
9.5. WAIVER OF JURY TRIAL	65
9.6. Specific Performance	65
9.7. Severability	66
9.8. Amendment	66
9.9. Waiver	66
9.10. Entire Agreement	66
9.11. Interpretation	67
9.12. Counterparts	67
9.13. Legal Representation	68
9.14. SPAC Representative	68
9.15. Seller Representative	69

Article X DEFINITIONS	71

10.1. Certain Definitions	71
10.2. Section References	82

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Insider Letter Amendment

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 10, 2026 by and among (i) Aperture AC, a Cayman Islands exempted company (“SPAC”), (ii) AP Ocean Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), (iii) Atlantic HPC Group Inc, a Delaware corporation (together with its successors, the “Company”), (iv) Aperture Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the SPAC Shareholders as of immediately prior to the Effective Time and their successors and assigns (other than the Company Stockholders (as defined below)) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”) and, (v) AHPC Holding LLC, a Delaware limited liability company in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”). SPAC, Merger Sub, the Company, the SPAC Representative and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, is engaged in the business of bitcoin mining and developing and operating high-performance computing and digital infrastructure platforms across the United States (the “Company Business”);

B.  SPAC is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and SPAC owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. Prior to the consummation of the Merger (as defined herein), SPAC shall de-register from the Register of Companies of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

D. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which each issued and outstanding security of the Company immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be canceled in exchange for which the security holders of the Company shall receive shares of common stock of SPAC;

E. The boards of directors of SPAC and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders or shareholders (as relevant), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders, shareholders or class of stockholders or shareholders (as relevant) the approval and adoption of this Agreement and the transactions contemplated hereby;

F. The board of directors of the Company has unanimously (i) determined that the Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

G. Contemporaneously with the execution and delivery of this Agreement, the Company has delivered to SPAC a voting and support agreement in the form attached as Exhibit A hereto (the “Company Support Agreement”) signed by AHPC Holding LLC, a significant stockholder of the Company, with respect to the Company Common Stock (as defined herein) held by such stockholder, which constitutes a sufficient number of shares to approve the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement;

H. Simultaneously with the execution and delivery of this Agreement, SPAC, the Company, the Sponsor, SPAC’s directors and officers (and for certain sections of the Sponsor Support Agreement, the IPO Underwriter) have entered into a support agreement, a copy of which is attached as Exhibit B hereto (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such other holders agreed to (i) vote in favor of, take all actions necessary to consummate and otherwise support, the Transactions, and (ii) waive any anti-dilution or similar protection with respect to any Founder Shares);

I. Contemporaneously with the execution and delivery of this Agreement, all Company Stockholders, including officers or directors of the Company who own shares, have each entered into a Lock-Up Agreement with the SPAC Representative, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”), pursuant to which 70% of the shares of SPAC Common Stock received by each such Company Stockholder as Merger Consideration will be subject to transfer restrictions that are substantially identical to those applicable to the Founder Shares held by the Sponsor;

J. Contemporaneously with the execution and delivery of this Agreement, SPAC and the Company have entered into a Non-Competition and Non-Solicitation Agreement in favor of SPAC and the Company with Jacqueline Jiang and Tian Sheng Tan, the form of which is attached as Exhibit D hereto (collectively, the “Non-Competition Agreements”), which will be effective as of Closing and will provide for a restricted period from the Closing until the third anniversary of the Closing Date;

K. Contemporaneously with the Closing, SPAC, the Sponsor and certain Company Stockholders expected to be affiliates of SPAC immediately after the Closing will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement(the “Amended Registration Rights Agreement”), in a form to be mutually agreed by SPAC and the Company during the Interim Period, which will, among other matters, provide such Company Stockholders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant to the Founder Registration Rights Agreement;

L. Contemporaneously with the execution and delivery of this Agreement, SPAC and the Sponsor shall enter into an amendment to the letter agreement, dated May 20, 2026, with the Sponsor and SPAC’s directors and officers, the form of which is attached as Exhibit E hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, effective as of the Closing, the post-Closing lock-up period applicable to the SPAC Class A Common Stock issued in exchange for the Founder Shares pursuant to this Agreement shall be revised to apply to only 70% of such shares of SPAC Class A Common Stock and the remaining shares shall not be subject to a lock-up period, and pursuant to which the Company will be given third-party beneficiary rights thereunder;

M. Promptly following the date hereof, SPAC intends to enter into employment agreements with each of Tian Sheng Tan, Jacqueline Jiang, Yan Liu and Yingbo Liu (collectively, the “Employment Agreements”), in each case to be effective as of the Closing;

N. For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Intended Tax Purpose”); and

O. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, in accordance with the applicable provisions of the DGCL, and following the Domestication, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Subsidiary” (provided that references to the Company for periods after the Effective Time shall include the Surviving Subsidiary).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.4 Governing Documents. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety to read in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Subsidiary shall be “Atlantic HPC Group Inc”, and the incorporator provision shall be deleted. The Certificate of Incorporation of the Company, as so amended and restated, shall be the certificate of incorporation of the Surviving Subsidiary until duly amended in accordance with the terms thereof and the DGCL. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Subsidiary shall be “Atlantic HPC Group Inc”, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Subsidiary and applicable Law.

1.5 Directors and Officers of the Surviving Subsidiary. At the Effective Time, (i) the board of directors and executive officers of the Surviving Subsidiary shall be the board of directors and executive officers of SPAC, after giving effect to Section 5.17, each to hold office in accordance with the Organizational Documents of the Surviving Subsidiary until their successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.6 Domestication of SPAC. Prior to the Effective Time, SPAC shall deregister from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act and the applicable provisions of the DGCL (the “Domestication”), and subject to the receipt of the approval by way of special resolution passed by the holders of SPAC Class B Ordinary Shares entitled to vote thereon in accordance with the SPAC Organizational Documents to the Domestication and its terms, SPAC shall adopt certain Organizational Documents for a Delaware corporation in a form to be mutually agreed upon by SPAC and the Company (the “Amended Organizational Documents”). In connection with the Domestication, all of the issued and outstanding SPAC Securities shall be exchanged for or converted into substantially identical securities of SPAC as a Delaware corporation. SPAC shall use its commercially reasonable efforts to complete the Domestication no later than one (1) Business Day prior to the scheduled Closing Date, and in any event prior to the Effective Time. For the avoidance of doubt, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement and any documents executed in connection with the Domestication as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.7 Merger Consideration. As consideration for the Merger, the Company Stockholders shall be entitled to receive from SPAC, in the aggregate, a number of shares of SPAC Common Stock with an aggregate value equal to (the “Merger Consideration”) One Hundred and Fifty Million U.S. Dollars ($150,000,000), with each share valued at $10.00. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Stockholders shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for receipt of such Earnout Shares as set forth in Section 1.11 are satisfied.

1.8 Effect of Merger on Issued Securities of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub:

(a) Company Stock. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Securities described in Section 1.8(b) below) will be canceled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10. As of the Effective Time, each holder of Company Common Stock shall cease to have any other rights with respect to the Company Common Stock, except as otherwise required under applicable Law.

(b) Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company in treasury or any Company Securities of the Company owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities (collectively, the “Excluded Securities”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.

(d) Company Convertible Securities. Any Company Convertible Security, if not exercised, exchanged or converted into shares of Company Common Stock prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Common Stock or any other security of the Company, SPAC or the Surviving Subsidiary, or otherwise to receive payment of cash or other consideration therefor, whether upon any contingency or otherwise.

(e) Merger Sub Shares. At the Effective Time, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in the Surviving Subsidiary.

1.9 Tax Consequences. For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, to accomplish the Intended Tax Purpose.

1.10 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, SPAC shall send to each Company Stockholder a letter of transmittal, in a form to be mutually agreed between the Company and SPAC (each, a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to SPAC (or a Lost Certificate Affidavit)) for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”).

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.7 in respect of the Company Common Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.8(b) or 1.8(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by SPAC. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, counterparts to a Lock-Up Agreement, and, if such recipient is a party thereto, the Amended Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC and (iv) the Person requesting such delivery shall pay to SPAC any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of SPAC that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to SPAC, the applicable Company Stockholder may instead deliver to SPAC an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SPAC or the Surviving Subsidiary with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Subsidiary or SPAC, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10(e). No dividends or other distributions declared or made after the date of this Agreement with respect to SPAC Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to SPAC Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, SPAC shall promptly deliver to the record holders thereof, without interest, the certificates representing SPAC Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such SPAC Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its shares of Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.10 shall look only to SPAC for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Subsidiary, SPAC or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of the Merger, the Earnout or the other transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock (after aggregating all fractional shares of SPAC Common Stock that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of SPAC Common Stock.

1.11 Earnout.

(a) Subject to the terms and conditions set forth herein, the Company Stockholders as of immediately prior to the Effective Time (the “Earnout Participants”) shall have the contingent right to receive up to an additional Six Million (6,000,000) shares of SPAC Common Stock in the aggregate (subject to equitable adjustment for any share split, combination, dividend, recapitalization or similar transaction after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Earnout Shares”), as additional consideration based upon the achievement of the Share Price Milestones or the Lease Milestone, as applicable, as described in this Section 1.11 (each, individually, a “Milestone” and, collectively, the “Milestones”) during the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Earnout Period”); provided, that the Lease Milestone may also be achieved prior to the Closing as provided in Section 1.11(b). Unless otherwise required by Law, all issuances of Earnout Shares to the Earnout Participants shall be treated by the Parties as an adjustment to the Merger Consideration received by the Earnout Participants pursuant to this Article I, shall constitute additional purchase consideration for the Company’s equity and not compensation for services, and shall not be contingent on the continued employment or service of any Earnout Participant. For the avoidance of doubt, no financial performance measurement, EBITDA calculation or audit shall be required in connection with the determination of whether any Earnout Shares have been earned or are issuable pursuant to this Section 1.11. Each Earnout Participant shall be entitled to receive its Pro Rata Share of any Earnout Shares that vest and become issuable in accordance with this Section 1.11. The achievement of any Milestone is referred to herein as a “Triggering Event”.

(b) If, at any time after the date of this Agreement until the expiration of the Earnout Period, the Company (or, after the Closing, the Surviving Subsidiary or SPAC) executes a binding, arm’s-length lease for the entire Phase I capacity (five megawatt) of the Company’s data center, with a tenant that is not an Affiliate of the Company and whose obligations thereunder are not funded or guaranteed by the Company or any of its stockholders, and such lease contains an initial non-cancelable term of at least seven (7) years (the “Lease Milestone”), then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive Three Million (3,000,000) Earnout Shares; provided, that if the Lease Milestone is achieved prior to the Closing, the corresponding Earnout Shares shall be issued at the Closing together with the Merger Consideration.

(c) At any time during the Earnout Period:

(i) If the VWAP of the SPAC Common Stock over any three (3) consecutive calendar months (approximately sixty-three (63) Trading Days) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier I Share Price Milestone”), then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive One Million Five Hundred Thousand (1,500,000) Earnout Shares; and

(ii) If the VWAP of the SPAC Common Stock over any three (3) consecutive calendar months (approximately sixty-three (63) Trading Days) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier II Share Price Milestone”, and together with the Tier I Share Price, the “Share Price Milestones”, and each individually, a “Share Price Milestone”), then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive an additional One Million Five Hundred Thousand (1,500,000) Earnout Shares.

The Share Price Milestones shall be tested as of the end of each calendar month beginning with the third (3rd) full calendar month after the Closing and continuing through the end of the Earnout Period; provided, that a Share Price Milestone shall be achieved only if, over the applicable measurement period, (A) the public float of the SPAC Common Stock held by non-Affiliates of SPAC is at least Two Million (2,000,000) shares and (B) the average daily trading volume of the SPAC Common Stock is at least Fifty Thousand (50,000) shares. For all purposes of this Section 1.11, the VWAP and trading volume shall exclude any trades by the pre-Closing Company Stockholders or their respective Affiliates.

Notwithstanding the foregoing, in the event that a Change of Control occurs during the Earnout Period, each Share Price Milestone that has not previously been achieved shall be deemed achieved immediately prior to the consummation of such Change of Control if the per-share consideration payable to holders of SPAC Common Stock in such Change of Control (as determined in good faith by the board of directors of SPAC, taking into account the total consideration payable, including any cash, stock or other property, on a per-share basis and, in the case of non-cash consideration, based on the fair market value thereof as of the date of the definitive agreement governing such Change of Control) equals or exceeds the applicable Share Price Milestone threshold set forth in this Section 1.11(c)(ii); provided, that (x) the Tier II Share Price Milestone shall not be deemed achieved pursuant to this paragraph unless the per-share consideration independently satisfies the Tier II Share Price Milestone threshold, and (y) for the avoidance of doubt, this paragraph shall not apply to the Lease Milestone, which shall be governed solely by Section 1.11(b). SPAC shall issue and deliver to the Earnout Participants all Earnout Shares attributable to any Share Price Milestone deemed achieved pursuant to this paragraph concurrently with the consummation of such Change of Control, with each Earnout Participant receiving its Pro Rata Share thereof.

(d) In the event that any Milestone is not achieved during the Earnout Period, the Earnout Participants shall not be entitled to receive any of the Earnout Shares with respect to such Milestone. For the avoidance of doubt, Earnout Shares shall vest and be issued only in connection with the first achievement of any Milestone during the Earnout Period, and the Earnout Participants shall not be entitled to Earnout Shares for any subsequent achievement of the same Milestone. The achievement of the Tier II Share Price Milestone shall be deemed to include the achievement of the Tier I Share Price Milestone if not previously achieved, and, in such case, SPAC shall issue the Earnout Shares attributable to each such Share Price Milestone together (upon which such Tier I Share Price Milestone shall be deemed achieved and no further Earnout Shares shall become issuable upon any subsequent achievement of such Share Price Milestone).

(e) With respect to the achievement of the Share Price Milestones, SPAC’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of the SPAC Common Stock following the end of each calendar month during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each calendar month during the Earnout Period (commencing with the third (3rd) full calendar month after the Closing), the CFO will prepare and deliver to each of the Seller Representative and SPAC Representative (each, a “Representative Party”) a written statement (each, an “Earnout Statement”) that sets forth (i) the VWAP of the SPAC Common Stock for the three (3) consecutive calendar month measurement period then ended, (ii) whether the conditions in Section 1.11(c) were satisfied over such measurement period and (iii) whether a Share Price Milestone has been achieved as of the end of such calendar month. Similarly, as soon as practicable, and in any event within five (5) Business Days after any other Triggering Event (including achievement of the Lease Milestone), the CFO will send an Earnout Statement to each Representative Party indicating that a Triggering Event has occurred, along with the details of such Triggering Event. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related SPAC and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and SPAC and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to SPAC (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of such Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and calculation of the VWAP of SPAC Common Stock during the applicable portion of the Earnout Period (and whether a Share Price Milestone has been achieved) and whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Days thereafter. If at the conclusion of such ten (10) Business Day period the Seller Representative and the SPAC Representative have not reached an agreement on any objections with respect to the Earnout Statement, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the dispute resolution procedure set forth in Section 1.11(f).

(f) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.11 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(f). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Representative Party whose position is furthest from the final determination of the Independent Expert (the “Non-Prevailing Party”); provided, that if neither Representative Party is clearly the Non-Prevailing Party, such fees and expenses shall be allocated equally between the Representative Parties. Each Representative Party shall bear its own out-of-pocket costs and expenses incurred in connection with resolving any dispute hereunder before the Independent Expert. The Independent Expert will determine only those issues still in dispute as of the date on which the dispute is submitted to the Independent Expert and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each Representative Party will use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Expert of the disputed items, and such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.11(f). It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the SPAC Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the date notice is given to the Independent Expert; provided, that if the Independent Expert does not accept its appointment or if the SPAC Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after notice was given to the Independent Expert, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.11(f). The Parties acknowledge that any information provided pursuant to this Section 1.11(f) will be subject to the confidentiality obligations of Section 5.15.

(g) If there is a final determination in accordance with this Section 1.11 that the Earnout Participants are entitled to receive Earnout Shares in respect of a Triggering Event, then SPAC will issue and deliver such Earnout Shares to the Earnout Participants within ten (10) Business Days thereafter, with each Earnout Participant receiving its Pro Rata Share of such Earnout Shares (or, in the case of Earnout Shares issuable in respect of a Lease Milestone achieved prior to the Closing, at the Closing as provided in Section 1.11(b)). Earnout Shares will be issued only if and when earned as finally determined in accordance with this Section 1.11. Once issued, Earnout Shares shall not be subject to any clawback, escrow, holdback or forfeiture, and shall not be forfeited or reduced by reason of any subsequent decline in the trading price of the SPAC Common Stock or any subsequent failure of any condition. The Earnout Shares shall be subject to the same lock-up restrictions (to the extent the applicable lock-up period has not expired prior to their issuance) and registration rights as apply to the shares of SPAC Common Stock issued as Merger Consideration to the applicable Earnout Participant.

(h) Following the Closing, SPAC and its Subsidiaries, including the Surviving Subsidiary, will be entitled to operate their respective businesses based upon the business requirements of SPAC and its Subsidiaries. Each of SPAC and its Subsidiaries, including the Surviving Subsidiary, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of the SPAC Common Stock and the ability of the Earnout Participants to earn the Earnout Shares, and the Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, (i) SPAC and the SPAC Representative shall not, and shall cause their respective Affiliates not to, take or omit to take any action in bad faith with the purpose or intent of avoiding, reducing, or preventing the achievement or attainment of any Milestone, and (ii) each Party shall act in good faith and shall not take or facilitate any action intended to manipulate the trading price of the SPAC Common Stock or artificially trigger, avoid, or suppress the achievement of any Share Price Milestone.

(i) Without duplication of the provisions contained in the definition of the term “Earnout Shares”, if, between the Closing and the date of issuance of any Earnout Shares under this Section 1.11, the outstanding shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, in either case, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value, including each Share Price Milestone) or amount contained herein which is based upon the number of shares of SPAC Common Stock will be appropriately adjusted to provide to the Earnout Participants and SPAC the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.11(i) shall not (i) be construed to permit SPAC or the Company to take any action with respect to their respective Company Securities or SPAC Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub, the then current officers and directors of Surviving Subsidiary and SPAC shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Appraisal and Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, all shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who (a) if the Required Company Stockholder Approval is obtained at the Company Special Meeting, did not vote in favor of the adoption of this Agreement and the Merger and has perfected her, his or its right to appraisal pursuant to Section 262 of the DGCL, including by delivering to the Company a written demand for appraisal of her, his or its shares prior to the vote taken to authorize the Merger, or (b) if the Required Company Stockholder Approval is obtained by delivery of the Company Written Consent, has delivered to the Company a written demand for appraisal of such holder’s shares within twenty (20) days after the date on which the notice required by Section 262(d)(2) of the DGCL is given to such stockholder, and, in either case, has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”, and the holder of such Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give SPAC prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share-by-share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of SPAC within the time period set forth in the DGCL. The Company shall give SPAC (i) prompt notice of any written notices of intent to demand payment under the DGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Company Stock, attempted withdrawals of such notices and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings and otherwise participate in negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of SPAC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no right to any portion of the Merger Consideration with respect to any Dissenting Shares.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to SPAC, at 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as follows:

3.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Each of SPAC and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SPAC and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC and Merger Sub have heretofore made available to the Company accurate and complete copies of their respective Organizational Documents, as currently in effect. Neither SPAC nor Merger Sub is in violation of any provision of its respective Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each of SPAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action and no other corporate or organizational actions or proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by SPAC or Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described on Schedule 3.3, no Consent of any Governmental Authority, on the part of SPAC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by SPAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC or Merger Sub.

3.4 Non-Contravention. Except as otherwise described on Schedule 3.4, the execution and delivery by SPAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC or Merger Sub of the transactions contemplated hereby and thereby, and compliance by SPAC or Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s or Merger Sub’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to SPAC or Merger Sub, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or Merger Sub or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (c) or (d) that would not reasonably be expected to have a Material Adverse Effect on SPAC or Merger Sub.

3.5 Capitalization.

(a) SPAC’s authorized share capital is $55,500, comprised of: (i) 550,000,000 SPAC Ordinary Shares, consisting of 500,000,000 SPAC Class A Ordinary Shares, of which 10,961,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, and 50,000,000 SPAC Class B Ordinary Shares, of which 3,772,603 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 SPAC Preference Shares, of which no shares are issued and outstanding as of the date of this Agreement. All issued and outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the issued and outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding, and all of which are owned by SPAC. Prior to giving effect to the Merger, other than Merger Sub, SPAC does not have, and has not had, any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth on Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC. Schedule 3.5(b) sets forth, with respect to any bonds, debentures, notes or other Indebtedness of SPAC that is convertible into or exchangeable for equity securities of SPAC, the complete terms of such conversion or exchange rights, including the conversion or exchange price, the number and type of securities issuable upon such conversion or exchange, and any conditions or limitations applicable thereto.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) All accrued but unpaid Expenses of SPAC as of the date of this Agreement are disclosed on Schedule 3.5(d), including, without limitation, all deferred advisory fees (including any fees or commissions payable to the IPO Underwriter upon consummation of a Business Combination) and all amounts owed by SPAC to the Sponsor. No accrued but unpaid Expenses of SPAC that are required to be disclosed on Schedule 3.5(d) have been omitted therefrom.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and SPAC has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s website through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results as required, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). As of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (A) SPAC Public Units, SPAC Class A Ordinary Shares, and SPAC Public Rights are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in SPAC Financials, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except to the extent reflected or reserved against in SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC has no off-balance sheet arrangements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, SPAC has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2025 through the date of this Agreement, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits.

(a) There is no (i) Action of any nature currently pending or, to the Knowledge of SPAC, threatened against SPAC or Merger Sub, or any of their respective current or former directors or officers (in their capacity as such), or (ii) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (i) or (ii), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC or Merger Sub. Since the formation of SPAC, none of the current or former officers or directors of SPAC or Merger Sub have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

(b) SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

3.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 3.11, SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which creates or imposes a Liability greater than $250,000 (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business, (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than ten percent (10%) of SPAC’s outstanding share capital as of the date hereof. Each Contract or arrangement set forth on Schedule 3.14 was entered into on arm’s-length terms and is on terms no less favorable to SPAC than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate of SPAC.

3.15 Merger Sub Activities . Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.18 Certain Business Practices.

(a) Neither SPAC, nor, to the Knowledge of SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the Company’s incorporation.

3.19 SPAC Trust Account. As of June 30, 2026, the Trust Account had a balance of approximately $102,612,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC or, to the Knowledge of SPAC, by the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC’s Organizational Documents (or in connection with an extension of SPAC’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement and the IPO Prospectus. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account.

3.20 Insurance. SPAC maintains such insurance policies as are customary for a blank check company of its type and stage. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. Since the formation of SPAC, SPAC has not received any written notice from, or on behalf of, any insurance carrier relating to any adverse change in the conditions of insurance or any refusal to issue an insurance policy or non-renewal of a policy that would reasonably be expected to have a Material Adverse Effect on SPAC.

3.21 Books and Records. All of the financial books and records of SPAC are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.22 Exclusivity of Representations.

(a) Except for the representations and warranties contained in this Article III, neither SPAC nor any other Person or entity on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to SPAC or Merger Sub, or their respective Affiliates or their businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, any of their Affiliates or any of their Representatives by or on behalf of SPAC. Neither SPAC nor any other Person on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, any of its Affiliates or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or Merger Sub or any of their respective Affiliates, whether or not included in any management presentation.

(b) SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company have made or makes, and SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any other information provided or made available to SPAC or any of its Affiliates or any of its or their Representatives.

3.23 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement). None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and Merger Sub, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to SPAC accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company Charter, any other applicable Law or any Contract to which the Company or any of its equity holders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement. The Company Support Agreement delivered by the Company has been executed by AHPC Holding LLC, which holds shares of Company Common Stock representing at least the Required Company Stockholder Approval, and such Company Support Agreement is in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue 1,000,000 shares of Company Common Stock, of which 112,500 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding shares of Company Common Stock, Company Convertible Securities and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) The Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the stockholders of the Company have not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as listed on Schedule 4.4(b), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, equity appreciation, phantom equity, profit participation, or equity-based award or similar rights granted by any Subsidiary of the Company. No Target Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described on Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described on Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clause (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of June 30, 2025, and the related audited consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, (ii) the Company-prepared financial statements, consisting of the consolidated balance sheet of the Target Companies as of December 31, 2025 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, (iii) the unaudited consolidated financial statements of the Target Companies as of and for the fiscal year ended June 30, 2026, consisting of the unaudited consolidated balance sheet of the Target Companies as of June 30, 2026 and the related unaudited consolidated income statement, changes in equity and cash flows for the fiscal year then ended, together with the related notes thereto, and (iv) when delivered in accordance with the requirements of Section 5.4(a), the audited consolidated financial statements of the Target Companies as of and for the fiscal year ended June 30, 2026, consisting of the audited consolidated balance sheet of the Target Companies as of June 30, 2026, and the related audited consolidated income statements, changes in equity and cash flows for the fiscal year then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “2026 Audited Financials”). True and correct copies of the Company Financials described in clauses (i), (ii) and (iii) above have been provided to SPAC and the 2026 Audited Financials will be delivered to SPAC in accordance with the requirements of Section 5.4(a). The Company Financials (i) do and will accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were and will be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) do and will comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) do and will fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company employee has engaged in any fraud with respect to the business activities or operations of any Target Company. Since the Company’s incorporation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(c), no Target Company is subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date and contained in the unaudited Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. Except as otherwise disclosed on Schedule 4.7(f), all of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2025, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of SPAC.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification, of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened since the Company’s incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the Company’s incorporation, in either case of (a) or (b) by or against any Target Company, its current or former directors, managers, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since the Company’s incorporation, none of the current or former officers, senior management, managers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, resulted, during the twelve (12)-month period prior to the date hereof, in aggregate payments or receipts to or by the Target Companies under such Contract or Contracts of at least $1,250,000 individually or $2,500,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into since the Company’s incorporation or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software and (B) non-exclusive licenses of commercially available Intellectual Property entered into in the ordinary course of business consistent with past practice with annual fees or payments of less than $250,000;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Target Companies taken as a whole and not described in clauses (i) through (xv) above.

(b) Except as disclosed on Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any Party to any such Company Material Contract that provides for a continuing obligation by any Party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or licensed or purported to be owned or licensed by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. To the Knowledge of the Company, each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or since the Company’s incorporation has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) To the extent that any Software constitutes any material unregistered Intellectual Property owned by the Company or a Target Company, or any Software is the subject of any Company IP Licenses, to the Knowledge of the Company, such Software is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have a material adverse impact on the operation of other Software.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of material Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or entered into any closing agreement with any taxing authority affecting or otherwise settled or compromised any material Tax Liability or refund.

(g) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(k) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

4.15 Real and Personal Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

(b) Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Five Hundred Thousand Dollars ($500,000) is set forth on Schedule 4.15(b), along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth on Schedule 4.15(b), to the Knowledge of the Company, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

4.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent balance sheet included in the Company Financials and (d) Liens set forth on Schedule 4.16. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.17 Employee Matters

(a) Except as set forth on Schedule 4.17(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.17(a) sets forth all unresolved labor controversies (including unresolved employee, consultant or independent contractor claims, grievances and/or disputes, whether raised internally with the Company or through a representative, including any harassment, age or other discrimination, or retaliation claims, wage and hour claims, and any other claims arising under local, state or federal labor and employment laws), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth on Schedule 4.17(b), each Target Company (i) is and since the Company’s incorporation has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, legally-required trainings and notices, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.17(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended June 30, 2026, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended June 30, 2026. Except as set forth on Schedule 4.17(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 4.17(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d) Schedule 4.17(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.17(d), all of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or since the Company’s incorporation have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(e) To the Knowledge of the Company, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims, if any, relating to current and/or former employees of the Company or third parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action reasonably appropriate in light of the circumstances. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an executive officer of the Company.

4.18 Benefit Plans.

(a) Set forth on Schedule 4.18(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the audited Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Except as set forth on Schedule 4.18(b), each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto) or an accurate written summary of any Company Benefit Plan which is unwritten, (ii) all summary plan descriptions and material modifications thereto, (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto, (iv) the most recent annual and periodic accounting of plan assets, (v) the three (3) most recent nondiscrimination testing reports, (vi) the most recent determination letter received from the IRS, if any, (vii) the most recent actuarial valuation, and (viii) all material communications with any Governmental Authority.

(d) Except as set forth on Schedule 4.18(d), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and all applicable Laws, including the Code and ERISA, (ii) no breach of fiduciary duty that could reasonably be expected to result in Liability to any Target Company has occurred, (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration), (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could reasonably be likely to result in Liability to any Target Company, excluding transactions effected pursuant to a statutory or administration exemption; (v) no filing has been made with respect to any Company Benefit Plan under any voluntary correction program; (vi) there has been no amendment to, written interpretation or announcement (whether or not written) by any Target Company relating to, any change in participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan for the most recent full fiscal year included in the audited Company Financials; and (vii) all contributions and premiums due through the Closing Date have been made in all material respects as required under all applicable Laws, including the Code and ERISA or have been fully accrued in all material respects on the audited Company Financials.

(e) During period from the incorporation of the Company through the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, sponsored, had an obligation to contribute to or any Liability, whether absolute or contingent, with respect to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise or other tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

(h) Except as set forth on Schedule 4.18(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Subsidiary or SPAC, or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.18(j). No equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Except as set forth on Schedule 4.18(j), (i) each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, (ii) no Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code, and (iii) no payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate, reimburse or indemnify any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

(k) Each Foreign Pension Plan, in form and operation, materially complies with its terms and with the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, and no Foreign Pension Plan has any Liability which is not properly accrued on the Company Financials. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit Liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Target Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit Liabilities.

4.19 Environmental Matters. Except as set forth on Schedule 4.19:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)  Each Environmental Permit for the development, design, construction, ownership, or operation of any projects in development or operations of the Company Business by the Target Companies has been obtained by the Target Companies for the occupation of their facilities and the operation of their business.

(c) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(d) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(e) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(f) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(g) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(h) To the Knowledge of the Company, there are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, its Subsidiaries and any predecessors as to which the Company could reasonably be expected to retain any liabilities, and, to the Knowledge of the Company, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS or SEMS) under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any similar U.S. state or foreign list.

(i) To the Knowledge of the Company, the Company is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Material, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(j) No Owned Real Property, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, has had any Release of, any Hazardous Material in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(k) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.20 Transactions with Related Persons. Except as set forth on Schedule 4.20, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the Company’s incorporation, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.20, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.21 Insurance.

(a) Schedule 4.21(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since the Company’s incorporation, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.21(b) identifies each individual insurance claim made by a Target Company since the Company’s incorporation. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.22 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on June 30, 2025, and (b) the period from July 1, 2025 through the Interim Balance Sheet Date, the five (5) largest customers of the Target Companies (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has canceled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv)  to the Company’s Knowledge, no Target Company has within the past twelve (12) months been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.24 Certain Business Practices.

(a) No Target Company, nor any of the respective officers, managers or directors or, to the Company’s Knowledge, any other Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Target Company, nor any of the respective officers, managers or directors or, to the Company’s Knowledge, any other Representatives acting on their behalf, has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors, managers or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the Company’s incorporation.

4.25 Privacy and Data Security.

(a) The Target Companies, and, to Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of a Target Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Target Companies, comply and at all times since the Company’s incorporation have complied, in all material respects with all of the following: (i) Privacy Laws; (ii) to the extent any Company Privacy and Data Security Policies exist, the Company Privacy and Data Security Policies; and (iii) any Contract requirements or terms of use concerning the Processing of Personal Information to which a Target Company is a party or otherwise bound as of the date hereof (“Privacy Agreements”). To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person under applicable Law.

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Laws, any Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Target Companies, to the extent any such policies exist), or Privacy Agreements; or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) To the Knowledge of the Company, no Person has obtained unauthorized access to Personal Information in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company (a “Security Incident”). The Target Companies have not notified and, to Knowledge of the Company, there have been no facts or circumstances that would require a Target Company to notify, any Governmental Authority or other Person of any Security Incident.

(d) Since the Company’s incorporation, the Target Companies have not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (i) relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Agreements, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Target Companies, or held or Processed by any vendor, processor, or other third party for or on behalf of the Target Companies; (ii) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (iii) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Target Companies, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(e) Each Target Company has at all times since the Company’s incorporation implemented and maintained, and required all vendors, processors, or other third parties that Process any Personal Information for or on behalf of the Target Companies to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs consistent with Privacy Agreements.

4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.27 Finders and Brokers. Except as set forth on Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Exclusivity of Representations.

(a) Except for the representations and warranties contained in this Article IV, neither the Company, nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, or its business, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its Affiliates or any of their Representatives by or on behalf of the Company. Neither the Company, nor any other Person on behalf of the Company, has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, or any of its Affiliates, whether or not included in any management presentation.

(b) The Company, on behalf of itself and its Affiliates (other than any Company Stockholder that is an Affiliate of the Company solely by reason of such Person’s status as a stockholder of the Company), acknowledges and agrees that, (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of SPAC for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article III, neither SPAC nor any other Person or entity on behalf of SPAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to SPAC, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of SPAC.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement). None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.2, nothing in this Agreement shall prohibit or restrict the Company from (i) entering into any Transaction Financing pursuant to Section 5.20, (ii) taking any action reasonably necessary to prepare and deliver the 2026 Audited Financials in accordance with Section 5.4(a), or (iii) negotiating, executing and performing any lease agreement that would constitute or satisfy the Lease Milestone, including taking all actions reasonably necessary or incidental thereto.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $5,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), fund or commit to fund any Company Benefit Plan, or make or commit to make any bonus, retention, transaction or other payment (whether in cash, property or securities) to any employee or other service provider, or materially increase other benefits of employees generally, or grant, accelerate the funding, vesting, lapsing of restrictions or payment or in any way amend, modify or supplement the terms of any equity or equity-based or phantom equity award, or forgive any loans or issue any loans to any service provider (other than in connection with a qualified retirement plan), or hire any new employee or engage any new independent contractor (who is a natural person) with target annual cash compensation in excess of $300,000, or enter into, establish, materially amend or terminate any Company Benefit Plan (except for the Incentive Plan) with, for or in respect of any current or former consultant, officer, manager director or employee, in each case other than as required by applicable Law;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) fail to use commercially reasonable efforts to maintain or renew any Permits necessary for the conduct of the Company Business;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities, except to the extent required by applicable Law or directed by a Governmental Authority of competent jurisdiction;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii) make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,500,000 in the aggregate), except for those expenditures set forth on Schedule 5.2(b)(xvii);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,250,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, (iv) use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (v) maintain the Trust Account in accordance with the Trust Agreement and not permit any disbursements from the Trust Account other than as expressly permitted by the Trust Agreement and this Agreement. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from: (i) extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”); (ii) incurring Extension Expenses; (iii) approving any other matters required in connection with the Extension; (iv) entering into any Transaction Financing pursuant to Section 5.20; and (v) redeeming the Class A Ordinary Shares held by its Public Shareholders as those Public Shareholders request in connection with the Extension or the Closing pursuant to SPAC’s Organizational Documents; and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including any Extension) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing herein shall prevent SPAC from converting any SPAC Class B Ordinary Shares to SPAC Class A Ordinary Shares;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing) and any Extension Expenses; provided, further, that the aggregate amount of all borrowings by SPAC from the Sponsor during the Interim Period (whether for ordinary course administrative costs and expenses, Extension Expenses or otherwise) shall not exceed $500,000 in the aggregate without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and SPAC shall promptly notify the Company in writing of any such borrowings, specifying the amount, purpose and anticipated repayment terms thereof;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of SPAC Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver the 2026 Audited Financials to SPAC no later than thirty (30) calendar days after the date of this Agreement. The Company shall cause the 2026 Audited Financials (i) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (ii) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor.

(b) During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and within sixty (60) calendar days following the end of each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of an executive officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(c) Prior to the Closing, the Company shall deliver to SPAC a supplemental engagement letter with the Company’s outside financial reporting adviser (or another adviser reasonably acceptable to SPAC) providing for (i) quarterly and annual assistance with the preparation of the Target Companies’ financial statements in accordance with GAAP and the financial statement portions of the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed following the Closing, (ii) a term expiring no earlier than the second anniversary of the Closing, and (iii) delivery to the Company, no less frequently than quarterly, a schedule of adjustments reconciling the Target Companies’ books and records to GAAP, which schedule shall constitute books and records of the Company.

5.5 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of SPAC Public Units, SPAC Class A Ordinary Shares, and SPAC Public Rights on Nasdaq.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Seller Representative and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or acquisition by a Person (or group of Persons) of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party or (vii) agree or resolve to do any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval that are required in connection with the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement as may be required. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each of Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) At the request of SPAC, the Company shall make the members of its management reasonably available, upon reasonable advance notice and at mutually convenient times, to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of SPAC shareholders, any “share recycling” efforts by SPAC and/or the obtaining of any debt or equity financing (including Transaction Financing) or the obtaining of ratings or Governmental Authority and other third party approvals; provided, that SPAC shall use commercially reasonable efforts to coordinate and consolidate such requests so as to minimize disruption to the Company’s business operations during the Interim Period.

5.10 Tax Matters.

(a) (i) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and (ii) SPAC shall use its reasonable best efforts to cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger or the Domestication to fail to qualify, respectively, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and shall report, for federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise) the treatment of, each of the Merger and the Domestication as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the treatment described in this Section 5.10 by any Governmental Authority.

(b) Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger will be paid by the responsible Party when due, and the responsible Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC and the Company shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the SPAC Common Stock to be issued under this Agreement to the Company Stockholders pursuant to the Merger and (ii) the SPAC Common Stock to be held by the holders of SPAC Ordinary Shares and SPAC Rights following the Closing, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be voted on at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Extraordinary General Meeting”) and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents to have their SPAC Public Shares redeemed (the “Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at the SPAC Extraordinary General Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with Transaction Financing, if any) and the Domestication, by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended SPAC Charter, (iii) adoption and approval of a new equity incentive plan for SPAC in a form satisfactory to SPAC and Company (the “Incentive Plan”), and which will provide for awards for a number of shares of SPAC Common Stock equal to fifteen percent (15%) of the aggregate number of shares of SPAC Common Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), and shall include a customary annual “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of two percent (2%) of the number of shares outstanding at the end of the prior fiscal year, (iv) the appointment of the members of the Post-Closing SPAC Board in accordance with Section 5.17 hereof, and (v) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Domestication, the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “SPAC Shareholder Approval Matters”), and (vi) the adjournment of the SPAC Extraordinary General Meeting to a later date or dates, if necessary or desirable in the reasonable determination of the chairman of the SPAC Extraordinary General Meeting. If on the date for which SPAC Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, SPAC may make one or more successive postponements or, with the consent of the Extraordinary General Meeting, adjournments of SPAC Extraordinary General Meeting, provided that when an Extraordinary General Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq. The Company shall promptly provide SPAC with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC’s Organizational Documents, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, SPAC Extraordinary General Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC shareholders and the Company Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c) Each of SPAC and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall distribute the Registration Statement to SPAC’s shareholders, and, pursuant thereto, shall call the SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents and the Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement or as otherwise agreed upon by SPAC and the Company.

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of SPAC Extraordinary General Meeting and the Redemption.

5.13 Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective and been distributed by SPAC (and in all cases within ten (10) days following such date), the Company will, at its election, either (a) call a meeting of its stockholders (the “Company Special Meeting”) in order to obtain the Required Company Stockholder Approval, and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, or (b) solicit from the Company Stockholders a written consent in lieu of a meeting pursuant to Section 228(a) of the DGCL authorizing, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger (such written consent, the “Company Written Consent”), and the Company shall use its reasonable best efforts to obtain the Required Company Stockholder Approval by delivery of the Company Written Consent. The Company shall take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Company Support Agreement.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, statement, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of its Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonably efforts to allow SPAC and the Company, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Affiliates and Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Documents and Information. After the Closing Date, SPAC shall and shall cause its Subsidiaries (including the Company) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of SPAC and the Company in existence on the Closing Date.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of SPAC to resign, so that effective as of the Closing, SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing SPAC Board (i) one (1) person designated by SPAC (or the Sponsor) prior to the Closing, who shall be required to qualify as an independent director under the rules of the applicable Stock Exchange and shall be reasonably acceptable to the Company, and (ii) four (4) persons that are designated by the Company prior to the Closing, at least two (2) of whom shall be required to qualify as independent under the rules of the applicable Stock Exchange.

(b) The Parties shall take all action necessary, including causing the executive officers of SPAC to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of SPAC immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person(s) identified by the Company shall serve in such role or roles).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors, managers and officers of each Target Company, SPAC and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, SPAC shall cause the Organizational Documents of SPAC and the Surviving Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company and Merger Sub, SPAC shall be permitted prior to the Effective Time to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC and the Surviving Subsidiary shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC and the Surviving Subsidiary shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds from any Transaction Financing shall first be used to pay (a) SPAC’s accrued and unpaid Expenses, (b) SPAC’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees), (c) any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses) or other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, and (d) any other unpaid Expenses of the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the SPAC Common Stock, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of SPAC and the Surviving Subsidiary following the Closing.

5.20 Transaction Financing.

(a) During the Interim Period, SPAC and the Company shall use their respective resources and commercially reasonable efforts to minimize redemptions by Public Shareholders in connection with the Closing, including by using commercially reasonable efforts to enter into written non-redemption agreements with Public Shareholders (the “Non-Redemption Agreements”), on such terms as SPAC and the Company shall mutually agree; provided, that, notwithstanding anything to the contrary in this Agreement or any Ancillary Document, in no event shall the Sponsor be required to transfer or forfeit any of its Founder Shares or any other SPAC Securities in support of such efforts.

(b) SPAC and the Company shall, and shall cause their respective Representatives to, cooperate in a timely manner with, and provide reasonable support for, any such non-redemption efforts of SPAC, including assisting with the preparation of marketing materials and financing disclosure documents and making the Company’s Chief Executive Officer and other senior management reasonably available to participate in conversations, presentations, meetings and roadshows with Public Shareholders and prospective investors as reasonably requested by SPAC.

5.21 Related Party Arrangements.

(a) Prior to the Closing, the Company shall, and shall cause its Affiliates and other related parties to, transfer, convey and assign to the Company all assets (including all Intellectual Property) used by any Target Company in the conduct of the Company Business that are owned, held or licensed by any Affiliate of the Company or any other related party of the Company, in each case pursuant to documentation in form and substance reasonably satisfactory to SPAC and for no additional consideration payable by any Target Company.

(b) The Company shall ensure that, as of the Closing, no Target Company is party to or bound by any Contract or transaction with any Related Person that is not on arm’s-length terms or that is otherwise unnecessary for the conduct of the Company Business, in each case unless such Contract or transaction has been properly and fairly disclosed on Schedule 5.21 (and, if requested by SPAC, terminated as of or prior to the Closing without further Liability of any Target Company).

5.22 Certain Ancillary Documents. During the Interim Period, SPAC and the Company shall cooperate in good faith and finalize the forms of the Amended Registration Rights Agreement and the Expense Note, in each case consistent with the terms and principles set forth in this Agreement, as promptly as reasonably practicable following the date hereof and, with respect to the Expense Note, in any event prior to the first drawdown request pursuant to Section 7.3(b).

5.23 Corporate Governance and Due Diligence Matters. During the Interim Period, the Company shall use its reasonable best efforts to fully and completely address, to SPAC’s reasonable satisfaction, the corporate governance and due diligence items specified on Schedule 5.23.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at SPAC Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Stockholder Approval. The requisite holders of Company Common Stock (including any separate class or series vote or consent that is required, whether pursuant to the Company Charter, any stockholder agreement or otherwise) shall have authorized, approved and consented to the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger, in accordance with the DGCL and the Company Charter, whether obtained at the Company Special Meeting or by delivery of the Company Written Consent (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of the Post-Closing SPAC Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Domestication. Prior to the Closing, the Domestication shall have been completed, and SPAC shall be duly organized, validly existing and in good standing as a corporation under the DGCL.

(i) SPAC Charter Amendment. Prior to the Closing, the Amended SPAC Charter shall have been adopted in a form satisfactory to SPAC and the Company (the “Amended SPAC Charter”), which shall provide, among other things, that the name of SPAC shall be changed to “Atlantic HPC Corp.” (or such alternative name as the Company may designate).

(j) Exchange Listing. The shares of SPAC Common Stock shall have been approved for listing on a Stock Exchange upon the Closing.

(k) Incentive Plan. SPAC shall have adopted, on or prior to Closing, the Incentive Plan.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC and the SPAC Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by SPAC or SPAC Representative on or prior to the Closing Date.

(c) Certain Ancillary Documents. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date prior to the Effective Time, (B) the resolutions of the board of directors of SPAC authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers of SPAC authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(d) Certain Ancillary Documents. The Company Support Agreement, the Non-Competition Agreements, each Lock-Up Agreement and the Insider Letter Amendment shall be in full force and effect as of the Closing.

(e) Termination of Certain Contracts. The Company shall have delivered to SPAC evidence, in the form and substance reasonably acceptable to SPAC, that each of the Contracts set forth on Schedule 6.3(e) has been terminated as of immediately prior to the Effective Time.

(f) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to SPAC a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Target Company’s Organizational Documents as in effect as of the Closing Date prior to the Effective Time, (B) the requisite resolutions of the Company authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Subsidiary’s Organizational Documents, and recommending the approval and adoption of this Agreement and the Merger by the Company’s stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Target Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its significant Subsidiaries Atlantic OK LLC and Atlantic OKH LLC, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of each such entity’s jurisdiction of organization and solely with respect to the Company from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case, to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. SPAC shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to SPAC, between each person listed on Schedule 6.3(f)(iv) and SPAC, and each such employment agreement duly executed by the Parties thereto.

(v) Consents. The Company shall have delivered to SPAC evidence that the consents listed on Schedule 6.3(f)(v) have been received.

(vi) Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor.

(vii) Other Ancillary Documents. As of the Closing, the Company and the Company Stockholders, as applicable, shall have duly signed and delivered to SPAC, the Amended Registration Rights Agreement and each of the Ancillary Documents required hereunder to be signed and delivered by such Party at the Closing.

(viii) Financial Reporting Support. The Company shall have delivered to SPAC the supplemental engagement letter required by Section 5.4(c), which shall be in full force and effect as of the Closing.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by May 22, 2027 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if SPAC obtains the approval of its shareholders for an Extension, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the last date then in effect for SPAC to consummate its Business Combination pursuant to the Extension; provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the material breach or material inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such material breach or material inaccuracy is provided to SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies following the date of this Agreement which is uncured and continuing;

(g) by written notice by either SPAC or the Company to the other, if the SPAC Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained; or

(h) by written notice by either SPAC or the Company to the other, if (i) the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company’s stockholders have duly voted, and the Required Company Stockholder Approval was not obtained, or (ii) the Company has solicited the Company Written Consent and the Company Stockholders holding a sufficient number of shares of Company Common Stock to constitute the Required Company Stockholder Approval have failed to deliver the Company Written Consent within fifteen (15) Business Days following the date on which the Company first solicited such consent, and the Required Company Stockholder Approval was not obtained; provided, that the Company shall not have the right to terminate this Agreement pursuant to clause (ii) above if AHPC Holding LLC is then in breach of its obligations under the Company Support Agreement with respect to the delivery of the Company Written Consent.

7.2 Effect of Termination.

(a) This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made.

(b) In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3(a), 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1).

7.3 Fees and Expenses.

(a) Subject to Section 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby prior to the date of this Agreement shall be paid by the Party incurring such Expenses, subject to Section 5.19; and from and after the date of this Agreement and prior to the Closing, all reasonable Expenses of SPAC incurred during such period in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the Company, regardless of whether the Closing occurs; provided that (i) if the Closing occurs, the combined public company shall be responsible for, and shall pay or reimburse SPAC for, all unpaid Expenses of SPAC as of the Closing incurred in connection with the transactions contemplated by this Agreement, but only to the extent that SPAC has first exhausted all of its available working capital maintained outside of the Trust Account, with such unpaid Expenses to be paid at or following the Closing out of available funds, including cash remaining in the Trust Account (after payment of the Redemption) and the proceeds of any Transaction Financing; (ii) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of, in connection with, or arising under any applicable Antitrust Laws, including fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be shared equally between the Parties; (iii) all fees, costs and expenses (including filing fees and printer costs) paid or payable by any Party or any of its Affiliates as a result of, in connection with, or arising from filing the Registration Statement with the SEC shall be shared equally between the Parties; and (iv) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of, in connection with, or arising from submitting to the applicable Stock Exchange a listing application for the shares of SPAC Common Stock (including any filing fees arising therefrom) shall be shared equally between the Parties. From and after the date of this Agreement, SPAC shall use its commercially reasonable efforts to manage and minimize its Expenses and shall maintain supporting documentation for all Expenses in accordance with the following requirements: (A) non-discretionary costs including third-party service fees such as regulatory, banking, legal, accounting and consulting fees, shall be supported by official documentation, including invoices and contracts; and (B) discretionary out-of-pocket costs, including travel and communications expenses, shall be supported by a receipt, invoice or statement for any individual cost in excess of One Hundred Dollars ($100). SPAC’s discretionary out-of-pocket costs shall not exceed $100,000 in the aggregate through the Closing without the Company’s prior written consent.

(b) The Company shall fund SPAC’s Expenses payable under this Section 7.3 prior to the Closing by making loans to SPAC under a single unsecured, non-interest bearing promissory note, in a form to be mutually agreed by SPAC and the Company during the Interim Period (the “Expense Note”). At any time after SPAC’s cash held outside of the Trust Account is less than Fifty Thousand Dollars ($50,000), SPAC may deliver to the Company, not more than once per calendar month, a written request for a drawdown under the Expense Note in an amount sufficient to pay such Expenses due or coming due within the following forty-five (45) days, together with the supporting documentation described in Section 7.3(a). Each such request shall separately itemize each individual Expense exceeding Ten Thousand Dollars ($10,000), with the applicable supporting invoice or engagement letter attached, and shall separately itemize and provide supporting documentation for all other Expenses included in such request. The Company shall fund each such request within five (5) Business Days after receipt, up to an aggregate outstanding principal amount of One Million Dollars ($1,000,000). The Expense Note shall be cancelled in full, without repayment, upon the Closing or upon any termination of this Agreement, other than a termination by the Company pursuant to Section 7.1(d). The Company shall have no claim against the Trust Account in respect of the Expense Note.

7.4 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, except as set forth in Section 7.2(b), the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection (i) with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) (ii) an extension of its deadline to consummate a Business Combination or (iii) an amendment to other provisions of SPAC’s Organizational Documents relating to shareholders’ rights or pre-initial Business Combination activity, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension by an amendment to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to fund SPAC’s working capital requirements, to pay any taxes (other than excise taxes) and up to $100,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to herein as, the “Released Claims”). Each of the Company and the Seller Representative, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its respective Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences an Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to: Aperture AC 835 Wilshire Blvd., 5th Floor Los Angeles, CA 90017 Attn: Calvin Kung Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Barry I. Grossman, Esq.

Matthew Gray, Esq.

Telephone No.: (212) 370-1300
Email:

If to SPAC Representative, to: Aperture Sponsor LLC 835 Wilshire Blvd., 5th Floor Los Angeles, CA 90017 Attn: Calvin Kung Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Barry I. Grossman, Esq.

Matthew Gray, Esq.

Telephone No.: (212) 370-1300
Email:

If to the Seller Representative, to: AHPC Holding LLC 25 Edelman, Suite 200 Irvine, CA, 92618 Attn: Jacqueline Jiang Email:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.

Sally Yin, Esq.

Telephone No.: (212) 530-2206
Email: yli@htflawyers.com sally.yin@htflawyers.com

If to the Company, to: Atlantic HPC Group Inc 25 Edelman, Suite 200 Irvine, CA 92618 Attn: Benson Liu, Chief Financial Officer Email:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.
Sally Yin, Esq.

Telephone No.: (212) 530-2206
Email: yli@htflawyers.com sally.yin@htflawyers.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC and the Company (and after the Closing, SPAC and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided, that the internal corporate and constitutional matters of SPAC prior to the Domestication shall be governed by the Laws of the Cayman Islands. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (or, in each case, any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of the Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company and the Seller Representative.

9.9 Waiver. SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Seller Representative in lieu of such party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after Closing shall also require the prior written consent of the SPAC Representative and the Seller Representative.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to SPAC its shareholders or stockholders under the Companies Act, DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

9.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented SPAC, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to SPAC, Merger Sub or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC, Merger Sub, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, Merger Sub or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed a client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by SPAC or the Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, the Surviving Subsidiary, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.14 SPAC Representative.

(a) SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Aperture Sponsor LLC, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by SPAC Representative, including any agreement between SPAC Representative and the Seller Representative, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.14 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as SPAC Representative under this Agreement.

(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by SPAC Representative. In no event shall SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to SPAC Representative under this Section 9.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as SPAC Representative may resign upon ten (10) days’ prior written notice to SPAC and the Seller Representative, provided, that SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

9.15 Seller Representative.

(a) Each Company Stockholder, by approval of the Transactions and this Agreement, on behalf of itself and its successors and assigns, irrevocably constitutes and appoints AHPC Holding LLC, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the Earnout Shares under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and SPAC Representative, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement. Notwithstanding the foregoing, the appointment and agency authority of the Seller Representative to act on behalf of the Company Stockholders pursuant to this Section 9.15(a) shall become effective upon, and shall be contingent upon, the receipt of the Required Company Stockholder Approval; provided, that, for the avoidance of doubt, during the period between the execution of this Agreement and the receipt of the Required Company Stockholder Approval, the Seller Representative shall be a party to this Agreement and shall be bound by, and entitled to enforce, the provisions of this Agreement in its own capacity as a party hereto (and not as agent for the Company Stockholders).

(b) Any other Person, including SPAC Representative, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The SPAC Representative, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to Section 1.11, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the SPAC Representative, SPAC, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. None of SPAC Representative, SPAC, or the Company shall have any Liability to any Company Stockholder for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. Notwithstanding anything to the contrary in this Agreement, any Liability of the Seller Representative under this Agreement or any Seller Representative Document shall be limited to Liability arising solely in its capacity as Seller Representative, and nothing in this Agreement shall impose any Liability on the Person serving as Seller Representative in its individual capacity as a Company Stockholder (except to the extent of such Person’s obligations as a Company Stockholder, including its obligations under this Section 9.15(c) to indemnify the Seller Representative on a joint and several basis with the other Company Stockholders). All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.15 shall survive the Closing and continue indefinitely.

(d) The Person serving as Seller Representative may resign upon ten (10) days’ prior written notice to SPAC and the SPAC Representative, provided, that Seller Representative appoints in writing a replacement Seller Representative. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom equity, option, stock appreciation right, restricted stock, restricted stock unit, equity purchase or other equity-based compensation plan, employment or consulting, severance, change in control, retention or termination pay, employee or consultant loan program, vacation, sick, or other bonus, deferred compensation plan or practice, hospitalization or other medical, life, death, disability or other insurance, fringe benefit, Section 125 cafeteria plan, welfare, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, Foreign Pension Plan, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (including any similar plan subject to laws of a jurisdiction outside of the United States), maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or former employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means the occurrence of any of the following events after the Closing: (a) any Person or group of Persons acting in concert acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the total voting power of the outstanding voting securities of SPAC; (b) SPAC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, SPAC, in each case pursuant to a transaction in which the outstanding voting securities of SPAC are converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of SPAC outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, voting securities representing more than fifty percent (50%) of the total voting power of the surviving or resulting entity or any parent entity thereof immediately after giving effect to such transaction; or (c) SPAC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, to any Person.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a Target Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company (but excluding any Company Common Stock).

“Company Privacy and Data Security Policies” means all of the Company’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information, including written information security policies; provided, that, as of the date of this Agreement, the Company does not maintain any such policies.

“Company Securities” means, collectively, the Company Common Stock, and any Company Convertible Securities.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including but not limited to mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all fees, costs and expenses, including all out-of-pocket expenses (including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and obtaining the D&O Tail Insurance), incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated hereby and thereby. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any costs and expenses necessary for an Extension (including any of the foregoing incurred by Sponsor or its Affiliates or SPAC’s directors or officers, in each case on behalf of SPAC and that SPAC is liable for) (such expenses, “Extension Expenses”).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than social security or social insurance) established or maintained outside of the United States by any Target Company or any one or more of its Affiliates primarily for the benefit of employees of a Target Company or one or more of its Affiliates residing outside the United States, which plan, fund or other program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 20, 2026, by and among SPAC, Sponsor, IB Capital, LLC, as the representative of the underwriters thereunder, and the other “Holders” named therein.

“Founder Shares” means the SPAC Class B Ordinary Shares held by the Sponsor (and any SPAC Class A Ordinary Shares issued upon conversion thereof)

“Fraud Claim” means any claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of SPAC Public Units (and any successor equity thereto) pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of May 20, 2026, and filed with the SEC on May 21, 2026 (File No. 333-291583).

“IPO Underwriter” means IB Capital, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Target Companies.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loss” means any and all losses, obligations, penalties, amounts paid in settlement, damages (including consequential damages), amounts paid in settlement, costs and expenses (including reasonable expenses of investigation, court costs and attorneys’ fees and expenses), diminution in value, Taxes, Liens and interest, in each case arising out of or related to any Action, Order or other Liability.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters (which are not caused by the respective Party or any of its Affiliates or Representatives), emergencies (which are not caused by the respective Party or any of its Affiliates or Representatives), calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or other political conditions or natural disasters; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to SPAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); (vii) any changes in applicable Law or the interpretation thereof by any Governmental Authority; (viii) any changes in the availability, pricing, or supply of graphics processing units, semiconductors, or other computing hardware components that affect the high-performance computing or digital infrastructure industry generally; or (ix) any changes in electricity costs, power grid access, or energy regulatory requirements that affect the data center or high-performance computing industry generally; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) and (vii) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Target Companies.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, filings, accreditations, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, or that relates or links to, or is reasonably linkable to an identified or identifiable individual, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means all applicable Laws, Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Common Stock held by such Company Stockholder as of immediately prior to the Closing, divided by (ii) the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Closing.

“Processing” means any operation performed on Personal Information or that relevant Privacy Laws include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

“Purchase Price” means One Hundred and Fifty Million U.S. Dollars ($150,000,000).

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements (written or oral), pursuant to which the Target Companies hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target Companies thereunder.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Common Stock” means, following the Domestication, the common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by a Target Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to a Target Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Private Units” means the units of SPAC, issued to the Sponsor and the IPO Underwriter in a private placement consummated simultaneously with the closing of the IPO, each consisting of one SPAC Class A Ordinary Share and one SPAC Right.

“SPAC Public Units” means the units of SPAC issued in the IPO (including overallotment units acquired by SPAC’s underwriter), each consisting of one SPAC Class A Ordinary Share and one SPAC Right.

“SPAC Right” means one right that was included in the SPAC Units entitling the holder thereof to receive one-fourth (1/4) of one SPAC Class A Ordinary Share upon the consummation of SPAC’s initial business combination.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Rights, collectively.

“SPAC Units” means, collectively, the SPAC Public Units and the SPAC Private Units.

“Sponsor” means Aperture Sponsor LLC, a Delaware limited liability company.

“Stock Exchange” means Nasdaq, the New York Stock Exchange, NYSE American LLC or any other national securities exchange registered under Section 6 of the Exchange Act that is reasonably acceptable to SPAC and the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, tax collected at source, equalization levy, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Financing” means a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into SPAC or the Company.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Documents, including the Domestication, the Merger, any Transaction Financing, the issuance of the Merger Consideration and the Earnout Shares, and all other transactions contemplated hereby and thereby.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of SPAC Common Stock are then traded.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 20, 2026, as it may be amended, by and between SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2026 Audited Financials	4.7(a)	Company Permits	4.10
Accounts Receivable	4.7(f)	Company Personal Property Leases	4.15(b)
Acquisition Proposal	5.6(a)	Company Real Property Leases	4.15(a)
Agreement	Preamble	Company Registered IP	4.13(a)
Alternative Transaction	5.6(a)	Company Special Meeting	5.13
Amended Organizational Documents	1.6	Company Support Agreement	Recitals
Amended Registration Rights Agreement	Recitals	Company Written Consent	5.13
Amended SPAC Charter	6.1(i)	D&O Indemnified Persons	5.18(a)
Antitrust Laws	5.9(b)	D&O Tail Insurance	5.18(b)
Business Combination	8.1	DGCL	Recitals
Certificate of Merger	1.2	Dissenting Shares	1.13
CFO	1.11(e)	Dissenting Stockholder	1.13
Closing	2.1	Domestication	1.6
Closing Date	2.1	Earnout Participants	1.11(a)
Closing Filing	5.14(b)	Earnout Period	1.11(a)
Closing Press Release	5.14(b)	Earnout Shares	1.11(a)
Companies Act	Preamble	Earnout Statement	1.11(e)
Company	Preamble	Effective Time	1.2
Company Benefit Plan	4.18(a)	EGS	2.1
Company Business	Recitals	Employment Agreements	Recitals
Company Certificates	1.10(a)	Enforceability Exceptions	3.2
Company Disclosure Schedules	Article IV	Environmental Permits	4.19(a)
Company Financials	4.7(a)	Excluded Securities	1.8(b)
Company IP	4.13(d)	Expense Note	7.3(b)
Company IP Licenses	4.13(a)	Extension	5.3(a)
Company Material Contracts	4.12(a)	Extension Expenses	10.1

Term	Section	Term	Section
Federal Securities Laws	5.7	Related Person	4.20
Incentive Plan	5.12(a)	Released Claims	8.1
Independent Expert	1.11(f)	Representative Party	1.11(e)
Insider Letter Amendment	Recitals	Required Company Stockholder Approval	6.1(b)
Intended Tax Purpose	Preamble	Required SPAC Shareholder Approval	6.1(a)
Interim Balance Sheet	4.7(a)	SEC Reports	3.6(a)
Interim Period	5.1(a)	Section 409A Plan	4.18(j)
Investment Company Act	3.16	Security Incident	4.25(c)
Lease Milestone	1.11(b)	Seller Representative	Preamble
Letter of Transmittal	1.10(a)	Seller Representative Documents	9.15(a)
Lock-Up Agreement	Recitals	Share Price Milestone	1.11(c)(ii)
Lost Certificate Affidavit	1.10(d)	Signing Filing	5.14(b)
Merger	Recitals	Signing Press Release	5.14(b)
Merger Consideration	1.6	SPAC	Preamble
Merger Sub	Preamble	SPAC Disclosure Schedules	Article III
Milestone / Milestones	1.11(a)	SPAC Extraordinary General Meeting	5.12(a)
Non-Competition Agreement	Recitals	SPAC Financials	3.6(c)
Non-Prevailing Party	1.11(f)	SPAC Material Contract	3.13(a)
Non-Redemption Agreements	5.20(a)	SPAC Representative	Preamble
Off-the-Shelf Software	4.13(a)	SPAC Representative Documents	9.14(a)
Outbound IP License	4.13(c)	SPAC Shareholder Approval Matters	5.12(a)
Outside Date	7.1(b)	Specified Courts	9.4
Party(ies)	Preamble	Sponsor Support Agreement	Recital
Post-Closing SPAC Board	5.17(a)	Surviving Subsidiary	1.1
Privacy Agreement	4.25(a)	Tier I Share Price Milestone	1.11(c)(i)
Proxy Statement	5.12(a)	Tier II Share Price Milestone	1.11(c)(ii)
Public Certifications	3.6(a)	Top Customers	4.23
Public Shareholders	8.1	Top Suppliers	4.23
Redemption	5.12(a)	Transmittal Documents	1.10(b)
Registration Statement	5.12(a)	Triggering Event	1.11(a)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

SPAC:

APERTURE AC

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Chief Executive Officer

Merger Sub:

AP OCEAN MERGER SUB, INC.

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Director

The Company:

ATLANTIC HPC GROUP INC

By:	/s/ Jacqueline Jiang
Name:	Jacqueline Jiang
Title:	Chief Executive Officer

SPAC Representative:

APERTURE SPONSOR LLC

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Managing Member

Seller Representative:

AHPC HOLDING LLC

By:	/s/ Jacqueline Jiang
Name:	Jacqueline Jiang
Title:	Manager

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Company Support Agreement

Attached

A-1

Exhibit B

Form of Sponsor Support Agreement

Attached

B-1